Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (Agreement) is effective on the date of hire by and between J. Pat Parsons (hereinafter “Employee”) and CBFH, Inc. (hereinafter “Company”). In consideration of the mutual promises made herein, the Company and Employee agree as follows:

Article 1: Employment, Compensation, and Expenses

1.1                               EMPLOYMENT. The Company employs Employee, and Employee accepts employment with the Company upon all of the terms and conditions described in this Agreement and for the Term as set forth on Exhibit A.

1.2                               WORK RESPONSIBILITIES. Subject to the terms of this Agreement, Employee is employed in the position of Chairman and Chief Executive Officer (CEO) of Community Bank of Texas, N.A. (Bank), and President and CEO of the Company, and shall perform the functions and responsibilities of that position. Employee may elect to semi-retire upon reaching age 62 and shall have the title of Vice Chairman of the Board of Directors (Board), at a reduced salary as determined by the Board. Additional or different duties may be assigned by the Board. Employee’s position, job descriptions, duties and responsibilities may be modified from time to time in the sole discretion of the Board.

1.3                               COMPENSATION. As consideration for the services and covenants described in this Agreement, the Company agrees to compensate Employee in the following manner:

a.                                      Salary/Wages. The Company agrees to pay monthly compensation as stated on the attached Exhibit A.

b.                                      Employment Benefits and Compensation Plans, Policies, and Arrangements. Employee shall be entitled to employment benefits such as but not limited to vacation, holidays, leaves of absence, health insurance, dental insurance, etc., if any, available to employees of the Company generally, in accordance with any policies, procedures, or benefit plans adopted by the Company from time to time during the existence of this Agreement. Moreover, Employee shall be eligible to receive such other compensation as stated on Exhibit A. Employee’s rights or those of Employee’s dependents under any such benefits or compensation policies, plans or arrangements shall be governed solely by the terms of such policies, plans, or arrangements. The Company reserves to itself, or its designated administrators, exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit or compensation plan, policy or arrangement. The Company’s employment benefits and compensation arrangements, and policies related thereto, are subject to termination, modification or limitation at the Company’s sole discretion.

c.                                       Total Compensation. Employee agrees that the compensation stated above and as stated on Exhibit A constitutes the full and exclusive monetary consideration and compensation for all services rendered under this Agreement and for all promises and obligations under this Agreement.

1.4                               BUSINESS EXPENSES. The Company shall pay Employee’s reasonable business expenses, including expenses incurred for travel on Company business, in accordance with the policies and procedures of the Company, as may be adopted or amended from time to time at the Company’s sole discretion. If Employee incurs business expenses under this Agreement, the Employee shall submit to the Company a periodic request for reimbursement together with supporting documentation satisfactory to the Company.

1.5                               LOYAL PERFORMANCE OF RESPONSIBILITIES. Employee shall devote the whole of Employee’s professional time, attention and energies to the performance of Employee’s work responsibilities and shall not, either directly or indirectly, alone or in partnership, consult with, advise work for or have any interest in any other business or pursuit during Employee’s employment under this Agreement. Included in the foregoing, but not limited thereto, during the term of this Agreement Employee shall not, directly or indirectly, engage in, or serve as an officer, director, employee, partner, agent or consultant, or otherwise hold any ownership interest in any entity which engages in any business which competes with that of the Company. Any modification of this paragraph shall be made only by an agreement in writing signed by Employee and an authorized representative of the Company.

Article 2: Confidential Information; Post-Employment Obligations; Company Property

2.1                               THIS AGREEMENT. The terms of this Agreement constitute confidential information, which Employee shall not disclose to anyone other than Employee’s spouse, attorneys, tax advisors, or as required by law. Disclosure of these terms is a material breach of this Agreement and could subject Employee to disciplinary action, including without limitation, termination of employment.

2.2                               COMPANY PROPERTY. All written materials, records, data, and other documents prepared or possessed by Employee during Employee’s employment by the Company are the Company’s property. All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Employee individually or in conjunction with others during Employee’s employment (whether during business hours and whether on Company’s premises or otherwise) which relate to Company business, products, or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are Company property. At the termination of Employee’s employment with the Company for any reason, Employee shall return all of the Company’s documents, data, or other Company property to the Company.

2.3                               CONFIDENTIAL INFORMATION, NON-DISCLOSURE. Employee acknowledges that the business of the Company and its affiliates is highly competitive and that the Company will provide Employee with access to Confidential Information relating to the business of the Company and its affiliates. “Confidential Information” means and includes the Company’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; plans and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; trading terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company, or its affiliates in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its affiliates in maintaining their competitive position.

Employee also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of the Company and its affiliates.

Employee agrees that Employee will not, at any time during or after Employee’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company or its affiliates, or make any use thereof, except in the carrying out of the Employee’s employment responsibilities hereunder. Employee also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

2.4                               NON-COMPETITION OBLIGATIONS. Employee acknowledges that the Company is providing Employee with access to Confidential Information. Ancillary to Employee’s agreement not to disclose Confidential Information, to protect the Confidential Information described above, and in consideration for Employee’s receiving access to this Confidential Information and compensation stated in this agreement, the Company and Employee agree to the following non-competition provisions. Employee agrees that during the period of Employee’s non-competition obligations as stated on Exhibit A, Employee will not, directly or indirectly, for Employee or others, in the geographic region stated on Exhibit A, or, if Employee’s geographic region has changed, in any and all geographic regions in which Employee has worked for the 12-month period immediately preceding Employee’s termination of Employment:

a.                                      engage in any business conducted by the Company related to community banking and/or financial activities in which the Company is doing business, has plans to engage in business, or has engaged in business in the preceding 12-month period;

B.                                    perform any job, task, function, or responsibility that Employee has provided for the Company in the preceding 12-month period; or

C.                                    render advice or services to, or otherwise assist, any other person, association or entity in the business of “a,” or “b” above.

Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses in the geographic region and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information the Company has provided to Employee.

Employee agrees that this provision defining the scope of activities constituting prohibited competition with the Company is narrow and reasonable for the following reasons: (i) Employee is free to seek employment with other companies providing services that do not directly or indirectly compete with any business of the Company; (ii) Employee is free to seek employment with other companies in the banking business that do not directly or indirectly compete with any business of the Company; and (iii) there are many other companies in the banking business that do not directly or indirectly compete with any business of the Company. Thus, this restriction on Employee’s ability to compete does not prevent Employee from using and offering the skills that Employee possessed prior to receiving Confidential Information, specialized training, and knowledge from the Company.

2.5                               NON-SOLICITATION OF CUSTOMERS. For a period of twelve (12) months following the termination of employment for any reason, Employee will not call on, service, solicit, or accept competing business from customers of the Company or its affiliates with whom Employee, within the previous twenty-four (24) months, (i) had or made contact, or (ii) had access to information and files regarding. These restrictions are limited by geography to the specific places, addresses, or locations where a customer is present and available for soliciting or servicing.

2.6                               NON-SOLICITATION OF EMPLOYEES. During Employee’s employment, and for a period of twelve (12) months following the termination of employment for any reason, Employee will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of the Company or its affiliates whom Employee had contact with, knowledge of, or association with in the course of employment with the Company to terminate his or her employment, and will not assist any other person or entity in such a solicitation.

2.7                               EARLY RESOLUTION CONFERENCE/ARBITRATION. The parties are entering into this Agreement with the express understanding that this Agreement is clear and fully enforceable as written. If Employee ever decides later to contend that any restriction on activities imposed by this Agreement no longer is enforceable as written or does not apply to an activity in which Employee intends to engage on behalf of a competing business, Employee first will notify the Company in writing and meet with a company representative at least fourteen (14) days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss resolution of such claims (an “Early Resolution Conference”). Should the parties not be able to resolve disputes at the Early Resolution Conference, the parties agree to use confidential, binding arbitration to resolve the disputes. The arbitration shall be conducted in accordance with then-current employment arbitration rules of the Judicial Arbitration & Mediation Services, Inc. (JAMS) before an arbitrator licensed to practice law in the state in which the Early Resolution Conference occurred or should have occurred. Either party may seek a temporary restraining order, injunction, specific performance, or other equitable relief regarding the provisions of this Section if the other party fails to comply with obligations stated herein. The parties’ agreement to arbitrate applies only to the matters subject to an Early Resolution Conference.

2.8                               WARRANTY AND INDEMNIFICATION. Employee warrants that Employee is not a party to any other restrictive agreement limiting Employee’s activities for the Company. Employee further warrants that at the time of the signing of this Agreement, Employee knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with the Company and that Employee will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Employee’s duties hereunder. Employee shall hold the Company harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

2.9                               EQUITABLE RELIEF. Employee and the Company agree that in the event of a breach or threatened breach by Employee of any paragraph in Article 2 of this Agreement, the Company will not have an adequate remedy at law. Thus, in the event of such a breach or threatened breach, the Company will be entitled to such equitable and injunctive relief as may be available to prevent and restrain Employee from breaching the provisions of any paragraph in Article 2. The availability to obtain injunctive relieve will not prevent the Company from pursuing any other equitable or legal relief, including the recovery of damages from such breach or threatened breach.

Article 3: Termination of Employment.

3.1                               AT-WILL EMPLOYMENT. The Company and Employee acknowledge and agree that Employee’s employment is at-will and that either the Company or Employee may, at any time, with or without cause and with or without notice, terminate the employment relationship, including all compensation and benefits under this Agreement. It is the express intent of the parties that Employee is employed at-will; nothing in this Agreement or the relationship between the parties now or in the future may be construed or interpreted to create an employment relationship for a specific length of time or a right to continued employment Similarly, no manager, supervisor or employee of the Company has any authority to limit the Company’s discretion to modify terms and conditions of employment. Only the Company’s Board has the authority to make any such agreement and then only in writing. No implied contract concerning any employment-related decision or term or condition of employment can be established by any other statement, conduct, policy or practice. Examples of terms and conditions of employment that are within the sole discretion of the Company include, but are not limited to, the following: promotions; demotions; transfers; hiring and discharge decisions; compensation; training; benefits; qualifications; discipline; layoff or recall; rules; hours and schedules; work assignments; job duties and responsibilities; production standards; subcontracting; reduction, cessation or expansion of operations; sale, relocation, merger or consolidation of operations; determinations concerning the use of equipment, methods or facilities; or any other terms or conditions of employment that the Company may determine to be necessary for the safe, efficient and economic operation of its business.

3.2                               SEVERANCE. Notwithstanding the foregoing, in the event of termination by the Company without “Cause” or by Employee for “Good Reason,” the Company shall pay to Employee within fifteen days of the date of termination the following:

a.                                      an amount equal to the sum of (1) the Employee’s base salary through the date of termination which has been earned but not paid, (2) any deferred compensation that was previously awarded to or earned by Employee, together with accrued interest or earnings thereon, and (3) unused vacation pay;

b.                                      an amount equal to 100% of one year’s annual base salary; provided that if the termination occurs during a Window Period, because of a Change in Control, the amount shall be 150% of one year’s base salary; and

C.                                    medical benefits coverage for the Employee and his family for the lesser of the period of time that this Agreement would have been in effect, or 12 calendar months.

3.3                               CAUSE. For purposes of this Agreement, “Cause” shall mean:

A.                                    an act or acts of dishonesty or disloyalty by Employee materially and -adversely affecting the Company or any related entity;

B.                                    employee’s material breach of any of his obligations of this Agreement;

C.                                    employee’s gross negligence or willful misconduct in performance of the duties and services required of him under this Agreement; or

D.                                    employee’s conviction of a felony or Employee’s conviction of a misdemeanor involving moral turpitude.

3.4                               GOOD REASON. For purposes of this Agreement, “Good Reason” shall mean’

a.                                      the assignment to the Employee of any duties materially inconsistent in any respect with the Employee’s position (including situs, office and title), authority, duties and responsibilities as contemplated by section. 1.2 of this Agreement, excluding any isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after notice of such, action;

B.                                    any material failure by the Company to comply with any of the provisions of this Agreement;

C.                                    the Company requiring the Employee to be based at any office outside the Beaumont metropolitan area or other mutually agreed location; or

D.                                    any reduction in annual salary as stated in section 1.3 or as hereafter increased.

3.5                               CHANGE IN CONTROL. The Company recognizes that the position held by Employee is one of those requiring high quality job performance in order to promote and protect the best interests of the Company. The Company further recognizes that (i) it is possible that a Change in control (as defined herein) could occur at some time in the future, (ii) the uncertainty with such a possibility could result in the distraction of the ‘Employee from his assigned duties and responsibilities, (iii) it is in the best interest of the Employer to assure the continued attention by the Employee to such duties and responsibilities without such distraction, and (iv) Employee must be able to participate in the assessment and evaluation of any proposal which could effect a Change in Control without the Employee being influenced in the exercise of his judgment by uncertainties, regarding his future financial security. A “Change in Control” is defined as any of the following:

a.                                      a change in the ownership of the capital stock of the Company whereby a corporation, person, or group acting in concert (hereinafter this Agreement shall collectively refer, to any combination of these three (a corporation, person or group acting in concert) as a “Person” as described in Section 1 4(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acquires, directly or indirectly, beneficial ownership (within the meaning of Rule I 3d-3 promulgated under the Exchange Act) of a number of shares of the Bank or the Company which constitutes fifty percent (50%) or more of the combined voting power of the Bank’s or the Company’s the outstanding capital stock then entitled to vote generally in the election of directors;

b.                                      the persons who were members of the Board of Directors of the Company or the Bank immediately prior to a tender offer, exchange offer or any combination of the foregoing, cease to constitute a majority of the Board of Directors of the Company or the Bank;

c.                                       a tender offer or exchange offer is made by any Person which is successfully completed and which results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either (1) fifty percent (50%) or more of the Bank’s or the Company’s outstanding shares of common stock or (2) shares of capital stock having fifty percent (50%) or more of the combined voting power of the Bank’s or the Company’s then outstanding capital stock (other than an offer made by the Bank or Employer), and sufficient shares are acquired under the offer to cause such Person to own fifty percent (50%) or more of the voting power of the Bank or the Company; or

d.                                      the occurrence of any other transaction or series of related transactions which have substantially the same effect as the transactions specified in any of the preceding clauses (any one of the foregoing being herein called a “Transaction.”

3.6.                            WINDOW PERIOD. A “Window Period” shall mean the 180-day period immediately following any Change in Control.

3.7                               Notwithstanding any provisions of this Agreement to the contrary, in the event that the aggregate payments or benefits to be made or afforded pursuant to this Agreement, would be deemed to include an “excess parachute payment” under Section 2800 of the Internal Revenue Code, then the termination benefits shall be reduced to an amount which is One Dollar ($1.00) less than the greatest amount allowed to be paid under Section 2800 without constituting an “excess parachute payment”.

Article 4: Miscellaneous

4.1                               GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

4.2                               INTERPRETATION. This Agreement shall be interpreted in accordance with the plain meaning of its terms and-not strictly for or against either party.

4.3                               HEADINGS. The headings of this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement.

4.4                               ENTIRE AGREEMENT. This Agreement embodies the complete agreement and understanding of the parties related to Employee’s employment by the Company, superseding any and all other prior or contemporaneous oral or written agreements between the parties hereto with respect to the employment of Employee by the Company, and contains all of the covenants and agreements of any kind whatsoever between the parties with respect to such employment. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or written, express or implied, have been made by either party or anyone acting on behalf of a party, that are not incorporated herein and that no other agreement or promise not contained herein shall be valid or binding.

4.5                               MODIFICATION. This Agreement may be amended only by an agreement in writing signed by Employee and the Company.

4.6                               WAIVER. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted under this Agreement or of the future performance of any such term, covenants or condition.

4.7                               INVALIDITY. Should any provision(s) in this Agreement be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.

4.8                               VOLUNTARY AGREEMENT. Employee and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with the legal, tax or other advisor or advisors of such party’s choice before executing this Agreement.

4.9                               SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against Employee’s heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Employee may not be delegated or assigned except as specifically set forth in this Agreement. In the event of a sale of all or substantially all of the Company’s capital stock, sale of all or substantially all of the Company’s assets, or consolidation or merger of the Company with or into another corporation or entity or individual, the Company may assign its rights and obligations under this Agreement to its successor-in-interest, and such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of the Company under this Agreement.

4.10                        COUNTERPARTS. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the validity of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose.

DATED:	2/28/08	/s/ J. Pat Parsons
J. Pat Parsons

DATED:	5/21/08	/s/ Walter Umphrey
For CBFH, Inc.

Exhibit “A” to

Employment Agreement

Between CBFH, Inc. and J. Pat Parsons

Employee Name:	J. Pat Parsons

Term:

Five years from the date Employee signs this Agreement. Upon the completion of the first anniversary date and the completion of each anniversary date thereafter the agreement will extend for one (1) year automatically renewing for a five (5) year term, unless terminated as provided in the Employment Agreement.

Position:	Chairman and Chief Executive Officer of Community Bank of Texas, N.A., and President and Chief Executive Officer of the Company.

Location:	Beaumont, Texas

Monthly Base Salary:	$20,833.33 subject to annual review by the Company’s Board of Directors.

Deferred Compensation

$100,000 per year for ten years beginning at age 65 payable to Employee, Employee’s designee, or his Estate. This is intended to replace the BOLI that Employee forfeited upon leaving his former employer. Employee need not remain the President and CEO to continue to participate in the deferred compensation plan, although Employee must remain employed in some capacity up to age 65 to continue to participate, provided, if Employee dies prior to age 65 while employed by the Company, his designee and/or estate shall receive the remainder of his deferred compensation.

Bonus:	Participation in the Company’s Annual Bonus plan in which other executive officers and/or employees may participate subject to the terms of the plans.

Stock Grants

25,000 shares with cliff vesting at five years of 100% of shares. Employee need not remain the President and CEO to continue to vest in the stock grants. Should employee die before he reaches age 65, all shares shall immediately vest and shall be transferred to his estate. Notwithstanding the foregoing, the parties agree that the Company will convey the shares to minimize tax consequences to the entire shareholder group of the Company and that the Company will gross up, if necessary, this stock award, in cash, to keep Employee whole should tax rates increase from those in effect in 2007.

.
Annual Physical	The Company will pay the entire cost of an annual executive physical for Employee.

Vacation	Six weeks per year which shall accrue January 1 of each year. Weeks not taken during a calendar year shall not carry over to the next year. Accrued but unused vacation shall be paid upon termination.

8

Geographic Region of Non-Competition:	100 miles surrounding any facility owned or operated by the Company.

Period of Non-Competition obligations:	During the term of this agreement and/or employment and for two years after termination of employment.

For CBFH, Inc.		J. Pat Parsons

By:	/s/ Walter Umphrey	/s/ J. Pat Parsons
	Name	This 28 day of Feb, 2008
Title
This 28 day of May, 08

9

Exhibit “A” to

Employment Agreement

Between CBFH, Inc. and J. Pat Parsons

Employee Name:	J. Pat Parsons

Term:

Five years from the date Employee signs this Agreement. Upon the completion of the first anniversary date and the completion of each anniversary date thereafter the agreement will extend for one (1) year automatically renewing for a five (5) year term, unless terminated as provided in the Employment Agreement.

Position:	Chairman and Chief Executive Officer of Community Bank of Texas, N.A., and President and Chief Executive Officer of the Company.

Location:	Beaumont, Texas

Monthly Base Salary:	$25,000.00* subject to annual review by the Company’s Board of Directors.

Deferred Compensation

$100,000 per year for ten years beginning at age 65 payable to Employee, Employee’s designee, or his Estate. This is intended to replace the BOLI that Employee forfeited upon leaving his former employer. Employee need not remain the President and CEO to continue to participate in the deferred compensation plan, although Employee must remain employed in some capacity up to age 65 to continue to participate, provided, if Employee dies prior to age 65 while employed by the Company, his designee and/or estate shall receive the remainder of his deferred compensation.

Bonus:	Participation in the Company’s Annual Bonus plan in which other executive officers and/or employees may participate subject to the terms of the plans.

Stock Grants

25,000 shares with cliff vesting at five years of 100% of shares. Employee need not remain the President and CEO to continue to vest in the stock grants. Should employee die before he reaches age 65, all shares shall immediately vest and shall be transferred to his estate. Notwithstanding the foregoing, the parties agree that the Company will convey the shares to minimize tax consequences to the entire shareholder groups of the Company.

Annual Physical	The Company will pay the entire cost of an annual executive physical for Employee.

Vacation	Six weeks per year which shall accrue January 1 of each year. Weeks not taken during a calendar year shall not carry over to the next year. Accrued but unused vacation shall be paid upon termination.

Medical Plan Coverage

If Employee terminates employment after he turns age 62 and prior to age 65, Employee, Employee’s spouse and eligible dependents shall remain covered by the Bank’s medical plan until age 65 at Employee’s cost used for COBRA continuation coverage. Employee shall continue to be subject to all other terms of the medical plan.

Geographic Region of Non- competition:	100 miles surrounding any facility owned or operated by the Company.

Period of Non-Competition obligations:	During the term of this agreement and/or employment and for two years after termination of employment.

For CBFH, Inc.		J. Pat Parsons

By:	/s/ Walter Umphrey	/s/ J. Pat Parsons
	Name	This 1 day of Oct, 2008
Title
This 1st day of October, 2008

*J. Pat Parsons’ base salary was adjusted as directed by George Simonton on 10/3/08. The effective date of this adjustment was 10/1/08.